Exhibit 2.4

AMENDMENT NO. 3 TO
AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 3 TO AGREEMENT AND PLAN OF MERGER is made as of May 13, 2014 (this “Amendment”), by and among Eldorado HoldCo LLC, a Nevada limited liability company (“Eldorado”), MTR Gaming Group, Inc., a Delaware corporation (“MTR”), Eclair Holdings Company, a Nevada corporation (“Parent”), Ridgeline Acquisition Corp., a Delaware corporation (“Merger Sub A”), and Eclair Acquisition Company, LLC, a Nevada limited liability company (“Merger Sub B”), and amends Agreement referenced below.  Eldorado, MTR, Parent, Merger Sub A and Merger Sub B are together referred to as the ‘Parties”; each individually, a “Party”.  Capitalized terms not otherwise defined in this Amendment shall have the meanings given to them in the Agreement.

W I T N E S S E T H:

WHEREAS, the Parties entered into the Agreement and Plan of Merger dated as of September 9, 2013 (as supplemented by the letter agreement dated October 24, 2013, as amended by the Amendment No. 1 to Agreement and Plan of Merger dated November 18, 2013, as further amended by the Amendment No. 2 to Agreement and Plan of Merger dated February 13, 2014, as further amended by this Amendment and as further amended, modified and supplemented from time to time, the “Agreement”) along with the Persons party thereto as the Member Representative; and

WHEREAS, the Parties desire to amend the Agreement effective as of the date hereof.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.                                      Amendments Regarding ELLC Interests.

(a)                                 Section 7.1(b)(i) of the Agreement is hereby amended by replacing it in its entirety with the following text:

if the Mergers shall not have been consummated before June 9, 2014 (the “Termination Date”); provided, that neither party shall have the right to terminate this Agreement pursuant to this Section 7.1(b)(i) if any action of such party or failure of such party to perform or comply with the covenants and agreements of such party set forth in this Agreement shall have been the primary cause of, or resulted primarily in, the failure of the Mergers to be consummated by the Termination Date and such action or failure to perform constitutes a breach of this Agreement; provided, further, that if (x) as of the Termination Date, all of the conditions precedent to Closing other than the conditions set forth in Section 6.1(a) and/or Section 6.1(d) (other than those conditions that by their nature are to be satisfied at the Closing, provided that such conditions are reasonably capable of being satisfied) shall have been satisfied as of the Termination Date and (y)

to the extent any condition set forth in Section 6.1(a) are not satisfied,  the failure to satisfy such conditions shall not have resulted from any failure by the Extending Party (defined below) to perform or comply with its covenants and agreements set forth in Section 5.5, then either MTR or the Company (the “Extending Party”) may unilaterally extend the Termination Date for 180 days upon written notice to the other by the Termination Date, in which case the Termination Date shall be deemed for all purposes to be so extended;

2.                                      Miscellaneous.

(a)                                 Sections 8.2, 8.4, 8.6, 8.7, 8.8, 8.9, 8.10, 8.11, 8.12, 8.13, 8.14, 8.15, and 8.16 of the Agreement, as amended hereby, shall continue to apply to the Agreement, as amended hereby, and shall apply to this Amendment (with each reference therein to “Agreement” deemed to be a reference to this “Amendment”).

(b)                                 The amendments to the Agreement contemplated by this Amendment are limited precisely as written and shall not be deemed to be an amendment to any other terms or conditions of the Agreement.  The Agreement shall continue in full force and effect as amended by this Amendment in accordance with its terms.  From and after the date hereof, all references to the Agreement shall be deemed to mean the Agreement as amended by this Amendment.

(c)                                  This Amendment, the Agreement (including the Exhibits hereto), the Company Disclosure Letter, the MTR Disclosure Letter and the Confidentiality Agreement constitute the entire agreement between the parties and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed and delivered as of the date first written above.

ELDORADO HOLDCO LLC

By:	/s/ Gary Carano
Name: Gary Carano
Title: President and Chief Operating Officer

ECLAIR HOLDINGS COMPANY

By:	/s/ Joseph L. Billhimer
Name: Joseph L. Billhimer, Jr.
Title: President

RIDGELINE ACQUISITION CORP.

By:	/s/ Joseph L. Billhimer
Name: Joseph L. Billhimer, Jr.
Title: President

ECLAIR ACQUISITION COMPANY, LLC

By:	/s/ Joseph L. Billhimer
Name: Joseph L. Billhimer, Jr.
Title: President

MTR GAMING GROUP, INC.

By:	/s/ Joseph L. Billhimer
Name: Joseph L. Billhimer, Jr.
Title: President and Chief Operating Officer